Exhibit 99.1

NEWSRELEASE

FOR IMMEDIATE RELEASE
December 20, 2006

Contacts:

HUNTINGTON BANCSHARES
Media		Analysts
Jeri Grier-Ball	(614) 480-5413	Jay Gould	(614)	480-4060
		Susan Stuart	(614)	480-3878
SKY FINANCIAL GROUP
Media		Analysts
Curtis E. Shepherd	(419) 373-6463	Marty Adams	(330)	679-0175
Tim Dirrim	(419) 254-6330	Kevin Thompson	(419)	254-6068

HUNTINGTON BANCSHARES AND SKY FINANCIAL GROUP ANNOUNCE MERGER AGREEMENT

     -Creates Strong Midwest Presence
-Transaction Expected to be Accretive in 2007

     COLUMBUS and BOWLING GREEN, Ohio – Huntington Bancshares Incorporated (NASDAQ: HBAN) and Sky Financial Group Inc. (NASDAQ:SKYF) today announced the signing of a definitive agreement to merge the two companies in a stock (90%) and cash (10%) transaction valued at approximately $3.6 billion.

     Under the terms of the agreement, Sky Financial Group shareholders will receive 1.098 shares of Huntington common stock, on a tax-free basis, and a taxable cash payment of $3.023 for each share of Sky Financial Group. Based on the $24.77 closing price of Huntington’s common stock on December 19, 2006, the transaction values each share of Sky Financial Group common stock at $30.22, a 25% premium to its closing price of $24.17.

     Huntington expects the transaction to be immediately accretive to 2007 earnings, excluding one-time charges, and is expected to result in approximately $115 million in annual cost savings.

     On a pro forma basis, Huntington will have 756 offices, 1,384 ATMs, and deposits of approximately $38 billion as of September 30, 2006. In Ohio, Huntington will operate 449 offices, 819 ATMs, with deposits of approximately $25 billion as of September 30, 2006, on a pro forma basis.

     The merger was unanimously approved by both companies’ boards of directors. It is expected to close early in the 2007 third quarter, pending customary regulatory approvals, as well as the approval of Huntington’s and Sky Financial Group’s shareholders.

     “This merger is consistent with our conviction that Huntington can create shareholder value by participating in consolidation in the Midwest and lowering costs and increasing customer convenience,” said Thomas E. Hoaglin, Huntington’s chairman, president, and chief executive officer. “Importantly, it provides significant benefits to Huntington’s shareholders and customers. For shareholders, this transaction is immediately accretive to 2007 earnings and is expected to add 4% to earnings in 2008. Further, the value of the expense efficiencies that can be gained will exceed the premium we are paying.”

     “As a result of the merger, Huntington will become the 24th largest domestically-controlled bank in the country,” he continued. “In Ohio, we will be the third largest bank in deposits with more banking offices prior to consolidation than any other bank, on a combined pro-forma basis based on data as of September 30, 2006. We will rank #1 in deposit market share in Columbus, Toledo, Youngstown, and Canton, and our market shares will be strengthened in Cleveland and other Northeast and Northwest Ohio markets. We will also become the third largest bank in Indianapolis, one of the faster growing Midwest markets. In addition, Sky Financial Group provides entry into new markets including Western Pennsylvania and Pittsburgh. We look forward to welcoming Sky Financial Group’s customers and associates to the Huntington family.”

     “Retaining Sky Financial Group’s customers and local management are key objectives,” Hoaglin noted. “We have known Sky’s senior executives for a number of years and their addition strengthens Huntington’s overall management team. A hallmark of Sky has been their success in developing a strong sales culture, and we expect to leverage this expertise. Their culture of local-decision making and their customer base are similar to our own. We also share a passion for community involvement, and this merger will provide additional resources that can be delivered locally.”

     Also commenting on the transaction, Marty Adams, Sky Financial Group’s chairman, president, and chief executive officer, said, “This is an exciting transaction that provides Sky shareholders with immediate value, as well as the opportunity to participate in the upside potential created by bringing together our two strong financial institutions. Both companies have deep-rooted ties to the communities in which we operate and share a commitment to delivering the best products and services to our customers locally. We expect this transaction to benefit our loyal customers significantly by giving them added convenience and access to Huntington’s many services, including its proven wealth and investment management expertise.”

     Adams continued, “This is an important day in the history of Sky Financial, and on behalf of our board and management, I want all of our employees to know how much we recognize and appreciate the integral role they have played in our growth and success.”

     Hoaglin and Adams noted that they are committed to a seamless transition for Sky Financial Group’s customers. Huntington and Sky Financial will initiate an extensive communication outreach program to ensure that all customers are informed prior to any changes resulting from the merger.

     Upon completion of the merger, Marty Adams will be appointed president and chief operating officer, reporting to Thomas E. Hoaglin, who will remain chairman and chief executive officer. In his newly created position, Adams will have organizational responsibility for the

Regional Banking and Insurance lines of business, as well as the Operations and Technology support functions. Thomas E. Hoaglin will retain his titles of chairman and chief executive officer. Other functions reporting to Hoaglin will be the Dealer Sales and Private Financial and Capital Markets lines of business, as well as other support functions including Finance, Human Resources, Risk Management, Legal, and Government Affairs. Per terms of an employment agreement, Adams will become chief executive officer and president on, or before, December 31, 2009, with Hoaglin remaining as Chairman until early 2011, at which time he will retire.

     Upon completion of the merger, Huntington’s board of directors will consist of 15 members, including 10 from Huntington and 5 from Sky Financial Group.

     Lehman Brothers Inc. and Bear, Stearns & Co. Inc. acted as financial advisors to Huntington Bancshares and Davis Polk & Wardwell acted as legal advisor. Sandler O’Neill + Partners, L.P. acted as financial advisor to Sky Financial Group and Wachtell, Lipton, Rosen & Katz acted as legal advisor.

Conference Call / Webcast Information

     Huntington’s senior management will host a conference call tomorrow, December 21st, at 10:00 a.m. (Eastern Time). The call may be accessed via a live Internet webcast at www.huntington-ir.com or through a dial-in telephone number at 800-223-1238; conference ID 4855934. Slides will be available at www.huntington-ir.com just prior to 10:00 a.m. (Eastern Time) on December 21, 2006 for review during the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s web site www.huntington.com. A telephone replay will be available two hours after the completion of the call through December 29, 2006 at 800-642-1687; conference ID 4855934.

About Sky Financial Group

     Sky Financial Group is a $17.6 billion diversified financial holding company. Sky's asset size places it among the 40 largest publicly-held bank holding companies in the nation. Committed to providing clients with personal attention and professional advice from over 330 financial centers and over 400 ATMs, Sky serves communities in Ohio, Pennsylvania, Indiana, Michigan and West Virginia. Sky's financial service affiliates include: Sky Bank, commercial and retail banking; Sky Trust, asset management services; and Sky Insurance, retail and commercial insurance agency services. The company is located on the web at www.skyfi.com.

About Huntington

     Huntington Bancshares Incorporated is a $36 billion regional bank holding company headquartered in Columbus, Ohio. Through its affiliated companies, Huntington has more than 140 years of serving the financial needs of its customers. Huntington provides innovative retail and commercial financial products and services through over 380 regional banking offices in Indiana, Kentucky, Michigan, Ohio, and West Virginia. Huntington also offers retail and commercial financial services online at huntington.com; through its technologically advanced, 24-hour telephone bank; and through its network of over 1,000 ATMs. Selected financial service activities are also conducted in other states including: Dealer Sales offices in Arizona, Florida, Georgia, North Carolina, Pennsylvania, South Carolina, and Tennessee; Private Financial and Capital Markets Group offices in Florida; and Mortgage Banking offices in Florida, Maryland, and New Jersey. International banking services are made available through the headquarters office in Columbus and a limited purpose office located in the Cayman Islands and another located in Hong Kong.

Forward-looking Statement

     This press release contains certain forward-looking statements, including certain plans, expectations, goals, and projections, and including statements about the benefits of the merger between Huntington and Sky Financial Group, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: the businesses of Huntington and Sky Financial Group may not be integrated successfully or such integration may take longer to accomplish than expected; the expected cost savings and any revenue synergies from the merger may not be fully realized within the expected timeframes; disruption from the merger may make it more difficult to maintain relationships with clients, associates, or suppliers; the required governmental approvals of the merger may not be obtained on the proposed terms and schedule; Huntington and/or Sky Financial Group’s stockholders may not approve the merger; changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of other business strategies; the nature, extent, and timing of governmental actions and reforms; and extended disruption of vital infrastructure; and other factors described in Huntington’s 2005 Annual Report on Form 10-K/A, Sky Financial Group’s 2005 Annual Report on Form 10-K, and documents subsequently filed by Huntington and Sky Financial Group with the Securities and Exchange Commission. All forward-looking statements included in this news release are based on information available at the time of the release. Neither Huntington nor Sky Financial Group assume any obligation to update any forward-looking statement.

Additional Information About the Merger and Where to Find It

     Huntington and Sky Financial will be filing relevant documents concerning the transaction with the Securities and Exchange Commission, including a registration statement on Form S-4 which will include a proxy statement/prospectus. Stockholders will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about Huntington and Sky Financial Group, at the Securities and Exchange Commission’s internet site (http://www.sec.gov). Copies of the proxy statement/prospectus and the filings with the Securities and Exchange Commission that will be incorporated by reference in the proxy statement/prospectus can also be obtained, without charge, by directing a request to Huntington Bancshares Incorporated, Huntington Center, 41 South High Street, Columbus, Ohio 43287, Attention: Investor Relations, 614-480-4060, or Sky Financial Group., 221 South Church Street, Bowling Green, Ohio, 43402. The final proxy statement / prospectus will be mailed to stockholders of Huntington and Sky Financial Group.

     Stockholders are urged to read the proxy statement/prospectus, and other relevant documents filed with the Securities and Exchange Commission regarding the proposed transaction when they become available, because they will contain important information.

     The directors and executive officers of Huntington and Sky Financial Group and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed merger. Information regarding Huntington’s directors and executive officers is available in its proxy statement filed with the SEC by Huntington on March 8, 2006. Information regarding Sky Financial Group’s directors and executive officers is available in its proxy statement filed with the SEC by Sky Financial Group on February 23, 2006. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

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